Exhibit 99.2

For Immediate Release

Sean Whelan, CFO

InfuSystem

(248) 291-1210

Investor Contacts:

Asher Dewhurst

Bob East

Westwicke Partners

Infusystem@westwicke.com

Tel: (443) 213-0500

InfuSystem Announces New Credit Facility

Madison Heights, Michigan – June 15, 2010—InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), announced today that the Company has entered into a new credit facility, consisting of a $30 million 4-year term loan and a $5 million revolving credit facility which matures in 2014.

Proceeds from the new term loan have been used to repay the outstanding balance of the Company’s debt held by Kimberly-Clark (formerly I-Flow). The revolving credit facility has been established to help finance future growth opportunities.

Sean McDevitt, Chairman and CEO, said “We are pleased with the terms of our new credit facilities. These facilities will provide us with more flexibility to continue to grow our business internally and opportunistically through acquisitions.”

Bank of America, N.A. is serving as Administrative Agent, KeyBank National Association is serving as Documentation Agent, and the two banks are serving as Joint Arrangers and Book Runners.

About InfuSystem Holdings, Inc.

InfuSystem is the leading supplier of infusion services to oncologists and other outpatient treatment settings. The Company provides pole mounted and ambulatory pumps, supplies and related clinical, biomedical and billing services to practices and patients, nationwide. The Company’s unique suite of services appeals to practices, patients and payors by improving access to clinically necessary medical equipment, while driving down costs and maximizing clinical outcomes.

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